Exhibit 3.4

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "MEARS TECHNOLOGIES, INC. ", CHANGING ITS NAME FROM "MEARS TECHNOLOGIES, INC. ” TO "ATOMERA INCORPORATED", FILED IN THIS OFFICE ON THE TWELFTH DAY OF JANUARY, A.D. 2016, AT 1:14 O'CLOCK P.M.

/s/ Jeffrey W. Bullock
Jeffrey W. Bullock, Secretary of State

3385368 8100	Authentication: 201663065
SR# 20160187197	Date: 01-13-16
You may verify this certificate online at corp.delaware.gov/authver.shtml

State of Delaware
Secretary of State
Division of Corporations
CERTIFICATE OF AMENDMENT	Delivered 01:14 PM 01/12/2016
OF	FILED 01:14 PM 01/12/2016
AMENDED AND RESTATED CERTIFICATE OF INC	SR 20160173731 - File Number 3385368
OF
MEARS TECHNOLOGIES, INC.

Mears Technologies, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify:

FIRST: That the Board of Directors of the Corporation adopted a resolution approving an amendment to the Amended and Restated Certificate of Incorporation of the Corporation, amending Article FIRST thereof in its entirety to read as follows:

“FIRST: The name of the Corporation is Atomera Incorporated.”

SECOND: That the aforesaid amendment was not required to be approved by the stockholders of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

THIRD: That the aforesaid amendment was duly adopted by the Board of Directors of the Corporation in accordance with the applicable provisions of Section 242 of the General Corporation Law of the State of Delaware.

[Signature page Follows]

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed this 8th day of January, 2016.

MEARS TECHNOLOGIES, INC.

By:	/s/ Scott A. Bibaud
Scott A. Bibaud,
President and Chief Executive Officer